Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated January 28, 2025 with respect to the financial statements of Cartesian Growth Corporation III as of December 31, 2024 and for the period from October 29, 2024 (inception) through December 31, 2024 included in the Registration Statement on Form S-1 (File No. 333-2284565).

/s/ CBIZ CPAs P.C.

Houston, Texas

May 1, 2025